Exhibit 99.1

Concho Resources Inc. Reports Fourth-Quarter and Full-Year 2018 Results; Updates 2019 Outlook

Delivers Strong 2018 Results from Large-Scale Development Efficiencies

Provides Updated 2019 Outlook Reinforcing Focus on Free Cash Flow Growth

MIDLAND, Texas--(BUSINESS WIRE)--February 19, 2019--Concho Resources Inc. (NYSE: CXO) (the “Company” or “Concho”) today reported results for fourth-quarter and full-year 2018.

2018 Highlights

  Delivered full-year production of 263 MBoepd (64% oil), in-line with the high-end of the Company’s guidance range.
  Generated $2.6 billion of cash from operating activities, exceeding $2.5 billion of cash used in investing activities for additions to oil and natural gas properties.
  Reported net income of $2.3 billion, or $13.25 per share. Adjusted net income (non-GAAP) totaled $792 million, or $4.59 per share.
  Generated $2.8 billion of adjusted EBITDAX (non-GAAP).
  Acquired and integrated RSP Permian, enhancing the Company’s scale advantage in the Permian Basin.
  Advanced manufacturing-style development across asset portfolio, driving strong well performance with the Company’s average 30-day peak rate up 21% year-over-year on an absolute and lateral-adjusted basis.
  Executed 15 asset trades, improving the Company’s development platform for large-scale, long-lateral manufacturing projects.
  Divested non-core assets for $361 million in proceeds, bringing the Company’s total divestiture proceeds to approximately $1.5 billion since 2016.
  Ended 2018 in a strong financial position with investment-grade credit ratings from Fitch, Moody’s and S&P.
  Issued $1.6 billion aggregate senior notes and redeemed $1.2 billion of RSP’s aggregate senior notes. These debt management transactions reduce annual interest expense by more than $15 million (pro forma for RSP).
  Received $157 million cash distribution from Oryx Southern Delaware Holdings, LLC.

2019 Outlook & Recent Events

  Reducing 2019 planned capital expenditures to approximately $2.9 billion; moderating activity enhances free cash flow outlook and capital efficiency.
  Expecting to generate 15% oil volume growth from fourth-quarter 2018 to fourth-quarter 2019.
  Diversifying a portion of the Company’s oil sales to waterborne market pricing with a firm sales agreement covering 50 MBopd.

See “Supplemental Non-GAAP Financial Measures” below for descriptions of non-GAAP measures including adjusted net income, adjusted earnings per share and adjusted EBITDAX as well as a reconciliation of these measures to the associated GAAP (as defined herein) measures.

Tim Leach, Chairman and Chief Executive Officer, commented, “Last year was an exceptional year for Concho. Throughout the year, we demonstrated our ability to execute consistently, control costs and capitalize on opportunities to strengthen our competitive position, highlighted by the acquisition of RSP Permian. Our updated plans for 2019 improve our trajectory for free cash flow growth while maintaining strong operational efficiencies. The fundamentals of our business are strong, and in an increasingly dynamic macroenvironment, we are confident that our scale and the quality of our portfolio, as well as our high-margin cash flow and financial flexibility, will enable us to build value for our shareholders.”

Full-Year 2018 Summary

Total production for 2018 increased 36% to 96 million barrels of oil equivalent (MMBoe), or 263 thousand Boe per day (MBoepd), driven by a 41% increase in oil production to 168 thousand barrels per day (MBopd). Natural gas production for 2018 was 571 million cubic feet per day (MMcfpd).

For 2018, Concho’s average realized price for oil and natural gas, excluding the effect of commodity derivatives, was $56.22 per Bbl and $3.40 per Mcf, respectively, compared with $48.13 per Bbl and $3.07 per Mcf, respectively, for 2017.

Net income for 2018 was $2.3 billion, or $13.25 per share, compared with net income of $956 million, or $6.41 per share, in 2017. Excluding non-cash and special items, full-year 2018 adjusted net income was $792 million, or $4.59 per share, compared with adjusted net income of $311 million, or $2.09 per share, for full-year 2017.

Adjusted EBITDAX for 2018 totaled $2.8 billion, compared with $1.9 billion in 2017.

In 2018, cash flow from operating activities was approximately $2.6 billion, exceeding $2.5 billion in cash used for investing activities for additions to oil and natural gas properties.

Fourth-Quarter 2018 Summary

Production for fourth-quarter 2018 was 28 MMBoe, or an average of 307 MBoepd, an increase of 45% from fourth-quarter 2017 and 7% from third-quarter 2018. Average daily oil production for fourth-quarter 2018 totaled 199 MBopd, an increase of 53% from fourth-quarter 2017 and 8% from third-quarter 2018. Natural gas production for fourth-quarter 2018 totaled 649 MMcfpd.

Concho’s average realized price for oil and natural gas for fourth-quarter 2018, excluding the effect of commodity derivatives, was $49.10 per Bbl and $2.82 per Mcf, respectively, compared with $52.84 per Bbl and $3.33 per Mcf, respectively, for fourth-quarter 2017.

Net income for fourth-quarter 2018 was $1.5 billion, or $7.55 per share, compared with net income of $267 million, or $1.79 per share, for fourth-quarter 2017. Excluding non-cash and special items, fourth-quarter 2018 adjusted net income was $189 million, or $0.94 per share, compared with adjusted net income of $98 million, or $0.66 per share, for fourth-quarter 2017.

Adjusted EBITDAX for fourth-quarter 2018 totaled $751 million, compared with $513 million for fourth-quarter 2017.

Operations Update

During fourth-quarter 2018, Concho averaged 34 rigs, compared to 31 rigs in third-quarter 2018. The Company is currently running 34 rigs, including 22 rigs in the Delaware Basin and 12 rigs in the Midland Basin. Additionally, the Company is currently utilizing 7 completion crews. See the table under “Operating Activity” below for detailed information about the Company’s drilling and completion activity by operating area for fourth-quarter and full-year 2018.

Delaware Basin

In the Delaware Basin, excluding the New Mexico Shelf, the Company added 50 wells with at least 60 days of production as of the end of fourth-quarter 2018. The average 30-day and 60-day peak rates for these wells were 1,594 Boepd (73% oil) and 1,454 Boepd (72% oil), respectively. These wells were drilled to an average lateral length of 7,807 feet.

Achieving Strong Results with Large-Scale Development Projects in the Delaware Basin

Concho’s Gettysburg project includes five wells targeting the 3rd Bone Spring in the Deep area in Lea County, New Mexico. The average 30-day and 60-day peak rates for this project were 2,018 Boepd (79% oil) and 1,857 Boepd (79% oil) per well, respectively. The project’s average lateral length was 6,989 feet.

Concho recently completed the Square Bill project, which includes four wells targeting the 3rd Bone Spring and Wolfcamp A in the Red Hills area in Lea County, New Mexico. The average 30-day and 60-day peak rates for this project were 2,015 Boepd (82% oil) and 1,874 Boepd (82% oil) per well, respectively. The project’s average lateral length was 7,088 feet.

Midland Basin

In the Midland Basin, Concho added 23 wells with at least 60 days of production as of the end of fourth-quarter 2018. The average 30-day and 60-day peak rates for these wells were 1,202 Boepd (86% oil) and 1,070 Boepd (85% oil), respectively. These wells were drilled to an average lateral length of 7,869 feet.

Delivering Top-Tier Results in Midland Basin

Concho recently completed the Windham TXL project, which includes 11 wells targeting the Lower Spraberry and Wolfcamp B zones in Midland County, Texas. The average 30-day and 60-day peak rates for this project were 1,303 Boepd (83% oil) and 1,187 Boepd (82% oil) per well, respectively. The project’s average lateral length was 7,670 feet.

2018 Proved Reserves

At December 31, 2018, Concho’s estimated proved reserves totaled 1.2 billion Boe, compared to 840 million Boe at year-end 2017. The Company’s proved reserves are approximately 63% oil and 37% natural gas. Proved developed reserves totaled 824 MMBoe, or 69% of total proved reserves. For a summary of the Company’s estimated proved reserves, see “Estimated Year-End Proved Reserves” below.

Maintaining a Strong Financial Position

Concho maintains a strong financial position with investment-grade credit ratings, a low leverage ratio and substantial liquidity. At December 31, 2018, Concho had long-term debt of $4.2 billion, including $242 million of outstanding borrowings under its credit facility.

Outlook

Concho’s updated outlook for 2019 reinforces the Company’s commitment to generating shareholder value at all points in the cycle. Capital spending for 2019 is expected to be between $2.8 billion and $3.0 billion, representing a 17% reduction at the midpoint compared with the Company’s prior capital guidance. Additionally, the Company’s base plans for 2020 entail maintaining a consistent level of investment compared with 2019. Prioritizing capital discipline and moderating activity enhances Concho’s free cash flow outlook, capital efficiency and financial flexibility.

Approximately 94% of the 2019 capital program will be allocated to drilling and completion operations. The Company’s activity will be primarily focused on large-scale manufacturing projects across Concho’s portfolio and will keep the Company on track to deliver the value creation benefits of the RSP Permian, Inc. (“RSP”) acquisition. Concho’s planned activity for 2019 is expected to deliver oil growth of 26% to 30%, and the base plan for 2020 is expected to drive a two-year oil compound annual growth rate of 23% (from 2018 to 2020).

For first-quarter 2019, Concho expects production to average between 300 MBoepd and 306 MBoepd, and lease operating expense per Boe to average between $6.30 and $6.50. Additionally, Concho expects capital expenditures to total between $825 million and $875 million.

Detailed guidance for 2019 is provided under “2019 Guidance” below. The Company’s outlook for 2019 and 2020 excludes acquisitions and is subject to change without notice depending upon a number of factors, including commodity prices, industry conditions and other risks described under “Forward-Looking Statements and Cautionary Statements.”

Oil Marketing and Commodity Derivatives Update

Consistent with the Company’s strategy of diversifying its oil pricing, Concho entered into a firm sales agreement with a third-party purchaser. The purchaser provides an integrated transportation and marketing strategy, including ample dock capacity. The agreement covers 50 MBopd. Additionally, the barrels transported under this agreement will receive waterborne market pricing following the startup of Plains All American Pipeline LP’s Cactus II pipeline system.

The Company’s commodity derivatives strategy is intended to manage its exposure to commodity price fluctuations. Please see the table under “Derivatives Information” below for detailed information about Concho’s current derivatives positions.

Conference Call

Concho will host a conference call tomorrow, February 20, 2019, at 8:00 AM CT (9:00 AM ET) to discuss fourth-quarter and full-year 2018 results. The telephone number and passcode to access the conference call are provided below:

Dial-in: (844) 263-8298
Intl. dial-in: (478) 219-0007
Participant Passcode: 5077474

To access the live webcast and view the related earnings presentation, visit Concho’s website at www.concho.com. The replay will also be available on the Company’s website under the “Investors” section.

Upcoming Conferences

The Company will participate in the following upcoming conferences:

Conference Date	Conference	Presentation Time
February 27, 2019	Simmons Energy Conference	5:30 PM CT
March 4, 2019	Raymond James Institutional Investors Conference	8:50 AM CT
March 25, 2019	Scotia Howard Weil Energy Conference	8:50 AM CT

The Company’s presentation at the Raymond James Institutional Investors Conference will be webcast and accessible on the Events & Presentations page under the Investors section of the Company’s website, www.concho.com.

About Concho Resources

Concho Resources (NYSE: CXO) is one of the largest unconventional shale producers in the Permian Basin, with operations focused on acquiring, exploring, developing and producing oil and natural gas resources. Concho is at the forefront of applying advanced technology and large-scale development to safely and efficiently maximize resource recovery while delivering attractive, long-term economic returns. We are working today to deliver a better tomorrow for our shareholders, people and communities. For more information about Concho, visit www.concho.com.

Forward-Looking Statements and Cautionary Statements

The foregoing contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. The words “estimate,” “project,” “predict,” “believe,” “expect,” “anticipate,” “potential,” “could,” “may,” “enable,” “foresee,” “plan,” “will,” “guidance,” “outlook,” “goal” or other similar expressions that convey the uncertainty of future events or outcomes are intended to identify forward-looking statements, which generally are not historical in nature. However, the absence of these words does not mean that the statements are not forward-looking. These statements are based on certain assumptions and analyses made by the Company based on management’s experience, expectations and perception of historical trends, current conditions, current plans, anticipated future developments, expected financings and other factors believed to be appropriate. Forward-looking statements are not guarantees of performance. Although the Company believes the expectations reflected in its forward-looking statements are reasonable and are based on reasonable assumptions, no assurance can be given that these assumptions are accurate or that any of these expectations will be achieved (in full or at all) or will prove to have been correct. Moreover, such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. These include the risk factors and other information discussed or referenced in the Company’s most recent Annual Report on Form 10-K and other filings with the SEC. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law. Information on Concho’s website is not part of this press release.

Use of Non-GAAP Financial Measures

To supplement the presentation of the Company’s financial results prepared in accordance with U.S. generally accepted accounting principles (GAAP), this press release contains certain financial measures that are not prepared in accordance with GAAP, including adjusted net income, adjusted earnings per share and adjusted EBITDAX.

See “Supplemental Non-GAAP Financial Measures” below for a description and reconciliation of each non-GAAP measure presented in this press release to the most directly comparable financial measure calculated in accordance with GAAP.

The release also contains the non-GAAP term free cash flow. Free cash flow is cash flow provided by operating activities in excess of cash flow used in investing activities for additions to oil and gas properties. The Company believes that free cash flow is useful to investors as it provides measures to compare cash provided by operating activities and exploration and development costs across periods on a consistent basis.

Concho Resources Inc. Consolidated Balance Sheets Unaudited

	December 31,
(in millions, except share and per share amounts)	2018	2017
Assets
Current assets:
Cash and cash equivalents	$-	$-
Accounts receivable, net of allowance for doubtful accounts:
Oil and natural gas	466	331
Joint operations and other	365	212
Inventory	35	14
Derivative instruments	484	-
Prepaid costs and other	59	35
Total current assets	1,409	592
Property and equipment:
Oil and natural gas properties, successful efforts method	31,706	21,267
Accumulated depletion and depreciation	(9,701)	(8,460)
Total oil and natural gas properties, net	22,005	12,807
Other property and equipment, net	308	234
Total property and equipment, net	22,313	13,041
Deferred loan costs, net	10	13
Goodwill	2,224	-
Intangible assets, net	19	26
Noncurrent derivative instruments	211	-
Other assets	108	60
Total assets	$26,294	$13,732
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable - trade	$50	$43
Bank overdrafts	159	116
Revenue payable	253	183
Accrued drilling costs	574	330
Derivative instruments	-	277
Other current liabilities	320	216
Total current liabilities	1,356	1,165
Long-term debt	4,194	2,691
Deferred income taxes	1,808	687
Noncurrent derivative instruments	-	102
Asset retirement obligations and other long-term liabilities	168	172
Stockholders’ equity:
Common stock, $0.001 par value; 300,000,000 authorized; 201,288,884 and 149,324,849 shares issued at December 31, 2018 and 2017, respectively	-	-
Additional paid-in capital	14,773	7,142
Retained earnings	4,126	1,840
Treasury stock, at cost; 1,031,655 and 598,049 shares at December 31, 2018 and 2017, respectively	(131)	(67)
Total stockholders’ equity	18,768	8,915
Total liabilities and stockholders’ equity	$26,294	$13,732

Concho Resources Inc. Consolidated Statements of Operations Unaudited

	Three Months Ended		Years Ended
	December 31,		December 31,
(in millions, except per share amounts)	2018	2017	2018	2017

Operating revenues:
Oil sales	$898	$631	$3,443	$2,092
Natural gas sales	169	149	708	494
Total operating revenues	1,067	780	4,151	2,586
Operating costs and expenses:
Oil and natural gas production	174	115	590	408
Production and ad valorem taxes	76	59	305	199
Gathering, processing and transportation	19	-	55	-
Exploration and abandonments	29	17	65	59
Depreciation, depletion and amortization	445	298	1,478	1,146
Accretion of discount on asset retirement obligations	3	2	10	8
General and administrative (including non-cash stock-based compensation of $24 and $17 for the three months ended December 31, 2018 and 2017, respectively, and $82 and $60 for the years ended December 31, 2018 and 2017, respectively)	90	64	311	244
(Gain) loss on derivatives	(1,625)	415	(832)	126
Gain on disposition of assets, net	(81)	(11)	(800)	(678)
Transaction costs	-	1	39	3
Total operating costs and expenses	(870)	960	1,221	1,515
Income (loss) from operations	1,937	(180)	2,930	1,071
Other income (expense):
Interest expense	(46)	(28)	(149)	(146)
Loss on extinguishment of debt	-	-	-	(66)
Other, net	-	2	108	22
Total other expense	(46)	(26)	(41)	(190)
Income (loss) before income taxes	1,891	(206)	2,889	881
Income tax (expense) benefit	(378)	473	(603)	75
Net income	$1,513	$267	$2,286	$956
Earnings per share:
Basic net income	$7.56	$1.80	$13.28	$6.44
Diluted net income	$7.55	$1.79	$13.25	$6.41

Concho Resources Inc.
Earnings per Share
Unaudited

The Company uses the two-class method of calculating earnings per share because certain of the Company’s unvested share-based awards qualify as participating securities.

The Company’s basic earnings per share attributable to common stockholders is computed as (i) net income as reported, (ii) less participating basic earnings (iii) divided by weighted average basic common shares outstanding. The Company’s diluted earnings per share attributable to common stockholders is computed as (i) basic earnings attributable to common stockholders, (ii) plus reallocation of participating earnings (iii) divided by weighted average diluted common shares outstanding.

The following table reconciles the Company’s earnings from operations and earnings attributable to common stockholders to the basic and diluted earnings used to determine the Company’s earnings per share amounts for the periods indicated under the two-class method:

	Three Months Ended		Years Ended
	December 31,		December 31,
(in millions)	2018	2017	2018	2017

Net income as reported	$1,513	$267	$2,286	$956
Participating basic earnings (a)	(10)	(2)	(17)	(7)
Basic earnings attributable to common stockholders	1,503	265	2,269	949
Reallocation of participating earnings	-	-	-	-
Diluted earnings attributable to common stockholders	$1,503	$265	$2,269	$949

(a)	Unvested restricted stock awards represent participating securities because they participate in nonforfeitable dividends or distributions with the common equity holders of the Company. Participating earnings represent the distributed earnings of the Company attributable to the participating securities. Unvested restricted stock awards do not participate in undistributed net losses as they are not contractually obligated to do so.

The following table is a reconciliation of the basic weighted average common shares outstanding to diluted weighted average common shares outstanding for the periods indicated:

	Three Months Ended		Years Ended
	December 31,		December 31,
(in thousands)	2018	2017	2018	2017

Weighted average common shares outstanding:
Basic	198,885	147,579	170,925	147,320
Dilutive common stock options	-	-	-	3
Dilutive performance units	269	886	324	633
Diluted	199,154	148,465	171,249	147,956

Concho Resources Inc. Consolidated Statements of Cash Flows Unaudited

	Years Ended December 31,
(in millions)	2018	2017
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$2,286	$956
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	1,478	1,146
Accretion of discount on asset retirement obligations	10	8
Exploration and abandonments	35	27
Non-cash stock-based compensation expense	82	60
Deferred income taxes	605	(71)
Gain on disposition of assets, net	(800)	(678)
(Gain) loss on derivatives	(832)	126
Net settlements received from (paid on) derivatives	(218)	79
Loss on extinguishment of debt	-	66
Other	(92)	(1)
Changes in operating assets and liabilities, net of acquisitions and dispositions:
Accounts receivable	(35)	(126)
Prepaid costs and other	(10)	(9)
Inventory	(12)	-
Accounts payable	1	14
Revenue payable	52	52
Other current liabilities	8	46
Net cash provided by operating activities	2,558	1,695
CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to oil and natural gas properties	(2,496)	(1,581)
Acquisitions of oil and natural gas properties	(136)	(908)
Additions to property, equipment and other assets	(90)	(44)
Proceeds from the disposition of assets	361	803
Deposits on dispositions of oil and natural gas properties	-	29
Direct transaction costs for disposition of assets	(3)	(18)
Distribution from equity method investment	148	-
Net cash used in investing activities	(2,216)	(1,719)
CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings under credit facility	3,316	1,001
Payments on credit facility	(3,396)	(679)
Issuance of senior notes, net	1,595	1,794
Repayments of senior notes	-	(2,150)
Repayments of RSP debt	(1,690)	-
Debt extinguishment costs	(83)	(63)
Payments for loan costs	(16)	(25)
Purchase of treasury stock	(64)	(23)
Increase (decrease) in bank overdrafts	(4)	116
Net cash used in financing activities	(342)	(29)
Net decrease in cash and cash equivalents	-	(53)
Cash and cash equivalents at beginning of period	-	53
Cash and cash equivalents at end of period	$-	$-
SUPPLEMENTAL CASH FLOWS:
Cash paid for interest	$118	$139
Cash paid for income taxes	$2	$13
NON-CASH INVESTING AND FINANCING ACTIVITIES:
Issuance of common stock for business combinations	$7,549	$291

Concho Resources Inc. Summary Production and Price Data Unaudited

The following table sets forth summary information concerning production and operating data for the periods indicated:

	Three Months Ended		Years Ended
	December 31,		December 31,
	2018	2017	2018	2017

Production and operating data:
Net production volumes:
Oil (MBbl)	18,304	11,945	61,251	43,472
Natural gas (MMcf)	59,693	44,848	208,326	161,089
Total (MBoe)	28,253	19,420	95,972	70,320

Average daily production volumes:
Oil (Bbl)	198,957	129,837	167,811	119,101
Natural gas (Mcf)	648,837	487,478	570,756	441,340
Total (Boe)	307,097	211,083	262,937	192,658

Average prices per unit:
Oil, without derivatives (Bbl)	$49.10	$52.84	$56.22	$48.13
Oil, with derivatives (Bbl) (a)	$50.81	$48.55	$52.73	$49.93
Natural gas, without derivatives (Mcf)	$2.82	$3.33	$3.40	$3.07
Natural gas, with derivatives (Mcf) (a)	$2.63	$3.39	$3.37	$3.06
Total, without derivatives (Boe)	$37.78	$40.18	$43.25	$36.78
Total, with derivatives (Boe) (a)	$38.47	$37.69	$40.98	$37.88

Operating costs and expenses per Boe: (b)
Oil and natural gas production	$6.15	$5.92	$6.14	$5.80
Production and ad valorem taxes	$2.71	$3.02	$3.19	$2.82
Gathering, processing and transportation	$0.68	$-	$0.58	$-
Depreciation, depletion and amortization	$15.74	$15.33	$15.41	$16.29
General and administrative	$3.20	$3.19	$3.25	$3.46

(a)	Includes the effect of net cash receipts from (payments on) derivatives:

	Three Months Ended		Years Ended
	December 31,		December 31,
(in millions)	2018	2017	2018	2017

	Net cash receipts from (payments on) derivatives:
Oil derivatives	$32	$(50)	$(213)	$79
Natural gas derivatives	(12)	3	(5)	-
Total	$20	$(47)	$(218)	$79

	The presentation of average prices with derivatives is a result of including the net cash receipts from (payments on) commodity derivatives that are presented in our statements of cash flows. This presentation of average prices with derivatives is a means by which to reflect the actual cash performance of our commodity derivatives for the respective periods and presents oil and natural gas prices with derivatives in a manner consistent with the presentation generally used by the investment community.

(b)	Per Boe amounts calculated using dollars and volumes rounded to thousands.

Concho Resources Inc. Operating Activity Unaudited

The tables below provide a summary of gross operating activity for fourth-quarter and full-year 2018.

Total Activity (Gross)

	Number of Wells Drilled		Number of Wells Completed		Number of Wells Put on Production
	4Q18	FY18	4Q18	FY18	4Q18	FY18
Delaware Basin	87	281	74	267	76	239
Midland Basin	64	147	50	128	33	111
Total	151	428	124	395	109	350

Total Activity (Gross Operated)

	Number of Wells Drilled		Number of Wells Completed		Number of Wells Put on Production
	4Q18	FY18	4Q18	FY18	4Q18	FY18
Delaware Basin	64	195	56	184	54	150
Midland Basin	53	116	36	97	27	92
Total	117	311	92	281	81	242

Concho Resources Inc. Estimated Year-End Proved Reserves Unaudited

The table below provides a summary of changes in total proved reserves for the year ended December 31, 2018, as well as the proved developed reserves balance at the beginning and end of the year.

(MMBoe)	2018

Total proved reserves
Balance, January 1	840
Purchases of minerals-in-place	308
Sales of minerals-in-place	(17)
Extensions and discoveries	226
Revisions	(74)
Production	(96)
Balance, December 31	1,187

Proved developed reserves
Balance, January 1	588
Balance, December 31	824

Concho Resources Inc. Costs Incurred Unaudited

The table below provides the costs incurred for oil and natural gas producing activities for the periods indicated:

	Three Months Ended		Years Ended
	December 31,		December 31,
(in millions)	2018	2017	2018	2017

Property acquisition costs:
Proved	$10	$2	$4,136	$303
Unproved	21	40	3,617	905
Exploration	529	296	1,588	1,021
Development	397	175	1,050	653
Total costs incurred for oil and natural gas properties	$957	$513	$10,391	$2,882

Concho Resources Inc. Derivatives Information Unaudited

The table below provides data associated with the Company’s derivatives at February 19, 2019, for the periods indicated:

		2019
		First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total	2020	2021

Oil Price Swaps: (a)
	Volume (Bbl)	13,709,250	13,383,750	11,998,000	11,232,000	50,323,000	39,340,000	8,027,000
	Price (Bbl)	$56.55	$56.12	$55.98	$55.88	$56.15	$57.21	$54.46

Oil Costless Collars: (a)
	Volume (Bbl)	1,335,250	1,213,250	1,135,000	1,058,000	4,741,500	-	-
	Ceiling price (Bbl)	$64.67	$64.00	$63.47	$62.95	$63.83	$-	$-
	Floor price (Bbl)	$56.46	$56.06	$55.74	$55.43	$55.96	$-	$-

Oil Basis Swaps: (b)
	Volume (Bbl)	11,929,000	11,965,500	12,650,000	12,189,000	48,733,500	41,079,000	8,395,000
	Price (Bbl)	$(3.00)	$(3.03)	$(2.82)	$(2.90)	$(2.94)	$(0.70)	$0.55

Natural Gas Price Swaps: (c)
	Volume (MMBtu)	10,891,533	17,241,387	17,298,537	17,209,535	62,640,992	24,703,000	-
	Price (MMBtu)	$2.86	$2.87	$2.87	$2.87	$2.87	$2.70	$-

(a)	The index prices for the oil price swaps are based on the New York Mercantile Exchange (“NYMEX”) – West Texas Intermediate (“WTI”) monthly average futures price.

(b)	The basis differential price is between Midland – WTI and Cushing – WTI. The majority of these contracts are settled on a calendar-month basis, while certain contracts assumed in connection with the RSP Acquisition are settled on a trading-month basis.

(c)	The index prices for the natural gas price swaps are based on the NYMEX – Henry Hub last trading day futures price.

Concho Resources Inc.
Supplemental Non-GAAP Financial Measures
Unaudited

The Company reports its financial results in accordance with the United States generally accepted accounting principles (GAAP). However, the Company believes certain non-GAAP performance measures may provide financial statement users with additional meaningful comparisons between its current results and the results of its peers and of prior periods. In addition, the Company believes these measures are used by analysts and others in the valuation, rating and investment recommendations of companies within the oil and natural gas exploration and production industry. See the reconciliations throughout this release of GAAP financial measures to non-GAAP financial measures for the periods indicated.

Reconciliation of Net Income to Adjusted Net Income and Adjusted Earnings per Share

The Company’s presentation of adjusted net income and adjusted earnings per share that exclude the effect of certain items are non-GAAP financial measures. Adjusted net income and adjusted earnings per share represent earnings and diluted earnings per share determined under GAAP without regard to certain non-cash and unusual items. The Company believes these measures provide useful information to analysts and investors for analysis of its operating results on a recurring, comparable basis from period to period. Adjusted net income and adjusted earnings per share should not be considered in isolation or as a substitute for earnings or diluted earnings per share as determined in accordance with GAAP and may not be comparable to other similarly titled measures of other companies.

The following table provides a reconciliation from the GAAP measure of net income to adjusted net income, both in total and on a per diluted share basis, for the periods indicated:

	Three Months Ended		Years Ended
	December 31,		December 31,
(in millions, except per share amounts)	2018	2017	2018	2017

Net income - as reported	$1,513	$267	$2,286	$956

Adjustments for certain non-cash and unusual items:
(Gain) loss on derivatives	(1,625)	415	(832)	126
Net cash receipts from (payments on) derivatives	20	(47)	(218)	79
Leasehold abandonments	15	3	35	27
Loss on extinguishment of debt	-	-	-	66
Gain on disposition of assets and other	(82)	(9)	(792)	(678)
Gain on equity method investment	-	-	(103)	-
RSP transaction costs	-	-	32	-
Tax impact	380	(133)	426	139
Changes in deferred taxes and other estimates	(32)	(398)	(42)	(404)
Adjusted net income	$189	$98	$792	$311

Earnings per diluted share - as reported	$7.55	$1.79	$13.25	$6.41

Adjustments for certain non-cash and unusual items per diluted share:
(Gain) loss on derivatives	(8.11)	2.77	(4.82)	0.85
Net cash receipts from (payments on) derivatives	0.10	(0.32)	(1.27)	0.52
Leasehold abandonments	0.07	0.02	0.20	0.18
Loss on extinguishment of debt	-	-	-	0.44
Gain on disposition of assets and other	(0.40)	(0.06)	(4.59)	(4.54)
Gain on equity method investment	-	-	(0.60)	-
RSP transaction costs	-	-	0.19	-
Tax impact	1.89	(0.89)	2.47	0.93
Changes in deferred taxes and other estimates	(0.16)	(2.65)	(0.24)	(2.70)
Adjusted earnings per diluted share	$0.94	$0.66	$4.59	$2.09

Adjusted earnings per share:
Basic earnings	$0.94	$0.67	$4.60	$2.10
Diluted earnings	$0.94	$0.66	$4.59	$2.09

Reconciliation of Net Income to Adjusted EBITDAX

Adjusted EBITDAX (as defined below) is presented herein and reconciled from the GAAP measure of net income because of its wide acceptance by the investment community as a financial indicator.

The Company defines adjusted EBITDAX as net income, plus (1) exploration and abandonments, (2) depreciation, depletion and amortization, (3) accretion of discount on asset retirement obligations, (4) non-cash stock-based compensation, (5) (gain) loss on derivatives, (6) net cash receipts from (payments on) derivatives, (7) gain on disposition of assets and other, (8) interest expense, (9) loss on extinguishment of debt, (10) gain on equity method investment distribution, (11) RSP transaction costs and (12) income tax expense (benefit). Adjusted EBITDAX is not a measure of net income or cash flows as determined by GAAP.

The Company’s adjusted EBITDAX measure provides additional information that may be used to better understand the Company’s operations. Adjusted EBITDAX is one of several metrics that the Company uses as a supplemental financial measurement in the evaluation of its business and should not be considered as an alternative to, or more meaningful than, net income as an indicator of operating performance. Certain items excluded from adjusted EBITDAX are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic cost of depreciable and depletable assets. Adjusted EBITDAX, as used by the Company, may not be comparable to similarly titled measures reported by other companies. The Company believes that adjusted EBITDAX is a widely followed measure of operating performance and is one of many metrics used by the Company’s management team and by other users of the Company’s consolidated financial statements. For example, adjusted EBITDAX can be used to assess the Company’s operating performance and return on capital in comparison to other independent exploration and production companies without regard to financial or capital structure and to assess the financial performance of the Company’s assets and the Company without regard to capital structure or historical cost basis.

The following table provides a reconciliation of the GAAP measure of net income to adjusted EBITDAX for the periods indicated:

	Three Months Ended		Years Ended
	December 31,		December 31,
(in millions)	2018	2017	2018	2017

Net income	$1,513	$267	$2,286	$956
Exploration and abandonments	29	17	65	59
Depreciation, depletion and amortization	445	298	1,478	1,146
Accretion of discount on asset retirement obligations	3	2	10	8
Non-cash stock-based compensation	24	17	82	60
(Gain) loss on derivatives	(1,625)	415	(832)	126
Net cash receipts from (payments on) derivatives	20	(47)	(218)	79
Gain on disposition of assets and other	(82)	(11)	(800)	(678)
Interest expense	46	28	149	146
Loss on extinguishment of debt	-	-	-	66
Gain on equity method investment distribution	-	-	(103)	-
RSP transaction costs	-	-	32	-
Income tax expense (benefit)	378	(473)	603	(75)
Adjusted EBITDAX	$751	$513	$2,752	$1,893

Concho Resources Inc.
2019 Guidance

For first-quarter 2019, Concho expects production to average between 300 MBoepd and 306 MBoepd, and lease operating expense per Boe to average between $6.30 and $6.50. Additionally, Concho expects capital expenditures for first-quarter 2019 to total between $825 million and $875 million.

The following table summarizes the Company’s operational and financial guidance for 2019.

2019
Production
Total production growth	21% - 25%
Oil production growth	26% - 30%

Price realizations, excluding commodity derivatives
Oil differential to NYMEX (per Bbl) (Relative to NYMEX – WTI; excludes Midland-Cushing basis differential)	($2.00) – ($2.50)
Natural gas (per Mcf) (% of NYMEX – Henry Hub)	80% - 100%

Operating costs and expenses ($ per Boe, unless noted)
Lease operating expense and workover costs	$6.00 - $6.50
Gathering, processing and transportation	$0.85 - $0.95
Oil & natural gas taxes (% of oil and natural gas revenues)	7.60%
General and administrative (“G&A”) expense:
Cash G&A expense	$2.20 - $2.40
Non-cash stock-based compensation	$0.70 - $0.90
Depletion, depreciation and amortization expense	$15.75 - $16.25
Exploration and other	$0.25 - $0.50
Interest expense ($ in millions):
Cash	$200 - $220
Non-cash	$6
Income tax rate (%)	22%

Capital program ($ in billions)	$2.8 - $3.0

CONTACT:
INVESTOR RELATIONS
Megan P. Hays
Vice President of Investor Relations and Public Affairs
432.685.2533

Mary T. Starnes
Investor Relations Manager
432.221.0477